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                                   EXHIBIT 4.2

                                 PROMISSORY NOTE

$3,000,000.00                                              Boston, Massachusetts
                                                                 October 4, 1999


     FOR VALUE RECEIVED, the undersigned GelTex Pharmaceuticals, Inc., a Delaware corporation (the "Borrower") hereby promises to pay to the order of FLEET NATIONAL BANK (the "Bank") the principal amount of Three Million and 00/100 ($3,000,000.00) Dollars or such portion thereof as may be advanced by the Bank pursuant to ss.1.2 of that certain letter agreement of even date herewith between the Bank and the Borrower (the "Letter Agreement") and remains outstanding from time to time hereunder ("Principal"), with interest, at the rate hereinafter set forth, on the daily balance of all unpaid Principal, from the date hereof until payment in full of all Principal and interest hereunder.

     Interest on all unpaid Principal shall be due and payable monthly in arrears, on the first day of each month, commencing on the first such date after the advance of any Principal and continuing on the first day of each month thereafter and on the date of payment of this note in full, at a fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) which shall at all times (except as described in the next sentence) be equal to the Prime Rate, as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law), with a change in the aforesaid rate of interest to become effective on the same day on which any change in the Prime Rate is effective; provided, however, that if all or any portion of outstanding Principal is represented by a LIBOR Revolving Loan (as defined in the Letter Agreement) for any Interest Period (as defined in the Letter Agreement), then interest for such Interest Period on such LIBOR Revolving Loan shall be payable at the applicable LIBOR Interest Rate (determined as provided in the Letter Agreement) on the Interest Payment Date (as defined in the Letter Agreement) applicable to such Interest Period. After the occurrence and during the continuance of any Event of Default (as defined in the Letter Agreement), interest will accrue and be payable under this note at a fluctuating rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum plus (ii) the per annum rate otherwise payable under this note (but in no event excessive of the maximum rate permitted by then applicable law). As used herein, "Prime Rate" means that variable rate of interest per annum designated by the Bank from time to time as its prime rate, it being understood that such rate is merely a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If the entire amount of any required Principal and/or interest is not paid within ten (10) days after the same is due, the Borrower shall pay to the Bank a late fee equal to five percent (5%) of the required payment.

     All outstanding Principal and all interest accrued thereon shall be due and payable in full on the first to occur of: (i) an acceleration under ss.5.2 of the Letter Agreement or (ii) September 30, 2002. The Borrower may at any time and from time to time prepay all or any portion of said


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Principal, without premium or penalty, but, as to LIBOR Revolving Loans, only at the times and in the manner, and with the yield maintenance fee (if any), provided for in the Letter Agreement. Under certain circumstances set forth in the Letter Agreement, prepayments of Principal may be required.

     Payments of both Principal and interest shall be made, in lawful money of the United States in immediately available funds, at the office of the Bank located at One Federal Street, Boston, Massachusetts 02110, or at such other address as the Bank may from time to time designate.

     The undersigned Borrower irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to this note or on the books of the Bank, at or following the time of making any Revolving Loan (as defined in the Letter Agreement) and of receiving any payment of Principal, an appropriate notation reflecting such transaction and the then aggregate unpaid balance of Principal. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower hereunder or under the Letter Agreement. The unpaid Principal amount of this note, as recorded by the Bank from time to time on such schedule or on such books, shall constitute presumptive evidence of the aggregate unpaid principal amount of the Revolving Loans.

     The Borrower hereby (a) waives notice of and consents to any and all advances, settlements, compromises, favors and indulgences (including, without limitation, any extension or postponement of the time for payment), any and all receipts, substitutions, additions, exchanges and releases of collateral, and any and all additions, substitutions and releases of any person primarily or secondarily liable, (b) waives presentment, demand, notice, protest and all other demands and notices generally in connection with the delivery, acceptance, performance, default or enforcement of or under this note, and (c) agrees to pay all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred or paid by the Bank in enforcing this note and any collateral or security therefor, all whether or not litigation is commenced.

     This note is the Revolving Note referred to in the Letter Agreement. This note is secured by, and is entitled to the benefits of, the Security Agreement (as defined in the Letter Agreement). This note is subject to prepayment (with a yield maintenance fee consequent thereon in certain cases, as more fully described in the Letter Agreement) as set forth in the Letter Agreement. The maturity of this note may be accelerated upon the occurrence of an Event of Default, as provided in the Letter Agreement.

     THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON THIS NOTE OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY RELATED DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PERSON. THIS WAIVER CONSTITUTES A MATERIAL


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INDUCEMENT FOR THE BANK TO ACCEPT THIS NOTE AND TO MAKE LOANS AS CONTEMPLATED IN
THE LETTER AGREEMENT.

     Executed, as an instrument under seal, as of the day and year first above written.

CORPORATE SEAL                                 GELTEX PHARMACEUTICALS, INC.

ATTEST:

  /s/ Elizabeth A. Grammer                     By: /s/ Paul J. Mellett
----------------------------                      --------------------
Secretary                                         Name:  Paul J. Mellett
                                                  Title: Chief Financial Officer


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